UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2010

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of principal executive offices)

+8610 8216 6688

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On April 29, 2010, AsiaInfo Holdings, Inc. (the “Company”) held a special meeting of its stockholders to consider and vote upon the following matters related to its proposed acquisition (the “Combination”) of Linkage Technologies Investment Limited (“Linkage Technologies”) and its subsidiaries from Linkage Technologies International Holdings (“Linkage Cayman”).

1.	A proposal (the “Consideration Proposal”) to approve the payment of US$60 million and the issuance of 26,832,731 shares of common stock of the Company (together, the “Consideration”) to Linkage Cayman, which Consideration will be distributed to Linkage Cayman’s existing shareholders as consideration for the Company’s purchase of 100% of the outstanding share capital of Linkage Technologies pursuant to that certain Business Combination Agreement by and among the Company, Linkage Cayman, certain shareholders of Linkage Cayman and Libin Sun as agent for the shareholders of Linkage Cayman dated December 4, 2009;

2.	A proposal (the “Name Change Proposal”) to approve the change of the name of the Company following the completion of the Combination to “AsiaInfo-Linkage, Inc.”; and

3.	A proposal (the “Adjournment Proposal”) to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Consideration Proposal or the Name Change Proposal at the time of the special meeting.

The following is a summary of the results of the votes cast at the special meeting:

Proposal	Votes For	Votes Against	Abstentions	Broker Non-Votes
Consideration Proposal	32,925,983	29,177	16,914	N/A
Name Change Proposal	32,918,354	40,531	13,189	N/A
Adjournment Proposal	32,357,191	593,027	21,856	N/A

The votes in favor of approval and adoption of each of the Consideration Proposal and the Name Change Proposal represented approximately 99.9% of the shares voted at the special meeting and approximately 69.6% of the outstanding shares of the Company’s common stock as of March 11, 2010, the record date for the special meeting. Accordingly, the Consideration Proposal and the Name Change Proposal were approved and adopted, and it was unnecessary for the Company to act upon the Adjournment Proposal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: May 3, 2010		/s/ WEI LI
	Name:	Wei Li
	Title:	Vice President and Chief Financial Officer